February 23, 2010
To whom it may concern:
This opinion is written in reference to the shares of beneficial interest, without par value (the “Shares”) of the John Hancock Disciplined Value Mid Cap Fund, a series of Shares of John Hancock Funds III, a Massachusetts business trust (the “Trust”), to be offered and sold pursuant to a Registration Statement on Form N-1A (registration no. 333-125838) (the “Registration Statement”) filed by the Trust pursuant to the Securities Act of 1933.
I have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion.
     1. The Trust has been duly recorded under the laws of the Commonwealth of Massachusetts and is a validly existing Massachusetts business trust.
     2. The Shares when authorized, sold, issued and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.
I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.
Very truly yours,

/s/ David D. Barr
David D. Barr, Esq.
Assistant Secretary